Supplement No. 7 dated January 18, 2002 to prospectus dated January 11, 2000

          The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from January 31, 2002 to July 31, 2002.